EXHIBIT 99.1

For Release
February 21, 2006
1:00 p.m. PST

Contacts:
Mike Holtzman	Deirdre Skolfield, CFA
SVP, Finance and Chief Financial Officer	Director, Investor Relations
(818) 878-7900	dskolfield@onassignment.com

On Assignment, Inc. Reports 2005 Fourth Quarter Results

Year-over-year quarterly revenues up 26% on strong organic growth and EPS $0.03

Calabasas, CA, February 21, 2006 – On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills, including Laboratory/Scientific, Healthcare, Medical Financial and Health Information Services, reported revenues for the quarter ended December 31, 2005 of $64,701,000.  Net income for the quarter was $821,000, or $0.03 per share, and earnings before interest, taxes, depreciation and amortization (EBITDA) were $2,414,000.

FOURTH QUARTER HIGHLIGHTS

•      Revenues for the quarter were $64,701,000, up 26.2% year over year and above the Company’s previously announced estimates.  Revenues per billable day were up 3.0% sequentially over the third quarter, excluding $1,576,000 of revenues derived from staffing hospitals experiencing labor disruptions in the third quarter.  Lab Support revenues were up 19.7%, Medical Financial & Allied (MF&A) revenues were up 38.3% and Nurse Travel revenues were up 28.2% versus the fourth quarter of 2004.

•      Consolidated gross margin for the quarter was 26.2%, an improvement of 120 basis points (bps) versus the fourth quarter of 2004.

•     Selling, General and Administrative (SG&A) expenses were $16,240,000, or 25.1% of total revenues, compared with $16,608,000, or 32.4% in the fourth quarter of 2004.  Excluding accelerated depreciation of $324,000, SG&A was $15,916,000, or 24.6% of total revenues.

•     Cash, cash equivalents and restricted cash totaled $25,365,000 at December 31, 2005, essentially flat with the preceding quarter.

For the quarter ended December 31, 2005, consolidated revenues were $64,701,000, an increase of 26.2% compared to $51,283,000 in the same period of 2004.  Lab Support revenues were $26,348,000, up 19.7% compared to $22,013,000 in the same period of 2004.  Healthcare Staffing revenues, which include our Nurse Travel and MF&A lines of business, were up 31.0% to $38,353,000 compared to $29,270,000 in the same period of 2004.  Nurse Travel revenues were $27,132,000, up 28.2% compared to $21,156,000 in the same period of 2004.  Excluding revenues of $737,000 derived from staffing hospitals experiencing labor disruptions in the fourth quarter of 2004, Nurse Travel revenues were up 32.9% year over year.  MF&A revenues increased 38.3% to $11,221,000 compared with $8,114,000 in the same period of 2004.

Operating income for the quarter ended December 31, 2005 was $744,000 compared to an operating loss of $3,796,000 in the fourth quarter of 2004.  EBITDA for the quarter was $2,414,000, an improvement of $4,594,000 over the year-ago quarter. Net income for the quarter ended December 31, 2005 was $821,000, or $0.03 per share, compared to a net loss of $5,657,000, or ($0.22) per share, for the quarter ended December 31, 2004. Net income for the quarter ended December 31, 2005 included income tax expense of $150,000 versus $1,967,000 in the year-ago period, which included a $4,205,000 non-cash tax expense to record a full valuation reserve on the Company’s net deferred tax assets.

For the year ended December 31, 2005, revenues were up 22.9% to $237,856,000 compared to $193,574,000 in 2004.  The net loss for 2005 was $96,000 compared to a net loss of $42,393,000 in 2004.  The net loss for 2005 rounded to $0.00 per share compared to ($1.68) per share in 2004.  Included in the 2004 net loss are non-cash charges totaling $30,328,000, or $1.20 per share, for impairment of goodwill and identifiable intangibles.

Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “We are pleased to report another quarter of accelerating revenues, expanding margins and growth in our newer lines of business on a year-over-year basis. This is the first full year of organic growth for the Company since 2000.  Our revenue growth in 2005 was achieved while expanding gross margins, improving field productivity and reducing overall SG&A spending.  As a result, we attained profitability on a quarterly basis ahead of schedule. Our quarterly year-over-year growth in gross profit was 32.6%, while revenues increased 26.2%.  For the full year, gross profit increased 26.7% over the prior year, and revenues increased 22.9%.”

Dameris continued, “Our fourth quarter financial performance was achieved despite fewer billable days than the third quarter, holiday shutdowns at certain Lab Support clients and fewer nurses working during the holidays.  Excluding revenues derived from staffing hospitals experiencing labor disruptions, our average revenues per billable day were up sequentially across all segments.”

Dameris concluded, “Our focus in 2006 will be to continue to grow revenues and improve EBITDA and operating margins. In order to achieve this, we will continue to work to increase productivity, control our indirect expenses, invest in our highest growth markets and lines of business and rationalize and leverage our SG&A expenses.”

Mike Holtzman, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “Our fourth quarter gross margins in the Lab Support, Nurse Travel and MF&A lines of business were 32.5%, 19.7% and 27.4%, respectively, and consolidated gross margin improved 120 bps year over year to 26.2%.  We ended the quarter with $25.4 million in cash, cash equivalents and restricted cash.  Our working capital was $47.6 million, up from $44.8 million in the preceding quarter.  Cash used for operations was $17,000, cash from stock option exercises and employee stock purchases was $1.2 million and capital expenditures decreased to $0.8 million from $1.0 million in the preceding quarter.

Holtzman continued, “Based on a quicker recovery from seasonally lower levels of employees on assignment and the strength of revenues generated in the first six weeks of 2006, we currently expect revenues of $64.0 to $65.0 million for the quarter ending March 31, 2006.  Due to traditional seasonal factors, we are projecting gross margins of approximately 26.0% and SG&A of $16.4 to $16.6 million, excluding FAS123R expenses and including depreciation and amortization of $1.7 million, which includes $324,000 of accelerated depreciation related to capitalized IT projects to be replaced at the end of the first quarter.  We project earnings per share of approximately $0.00, which includes charges related to stock-based compensation of approximately $500,000, or $0.02 per share, and an effective tax rate of 30.0%.

Holtzman concluded, “For the year, assuming fairly stable labor markets and no loss of major clients at Nurse Travel, our guidance is for revenues of $268 to $275 million, which represents growth of 12.7% to 15.6% over 2005.  We are projecting average gross margins for the year of 26.5% to 27.0%, SG&A of $64.5 to $66.0 million, and net income per share of $0.14 to $0.18, which is net of approximately $0.08 per share in FAS 123R expenses.”

On Assignment will hold its quarterly conference call to discuss its 2005 fourth quarter financial results tomorrow, Wednesday February 22, 2006 at 10:30 a.m. EST.  Interested parties are invited to listen to the conference call by dialing (800) 309-8283 or (706) 634-1958 ten minutes before the call.  A replay of the conference call can be accessed from approximately 11:30 a.m. EST on Wednesday, February 22, 2006 through Tuesday, February 28, 2006 by dialing (800) 642-1687 or (706) 645-9291 with the access code 5021574.

This call is being webcast by Thomson/CCBN and can be accessed at On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.  Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents at www.streetevents.com.

About On Assignment

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare and Medical Financial & Health Information Services.  The corporate headquarters are located in Calabasas, California.  On Assignment, Inc. was founded in 1985 as On Assignment/Lab Support and went public in 1992.  The company’s branch network encompasses approximately 60 branch offices across the United States, the United Kingdom, the Netherlands and Belgium.

Reasons for Presentation of Non-GAAP Financial Measures

Statements made in this release and the Supplemental Financial Information accompanying this release includes non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance.  The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results.  These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization and impairment of goodwill and identifiable intangible assets), which term might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding the Company’s anticipated financial and operating performance in 2005.  All statements in this release, other than those setting forth strictly historical information, are forward-looking statements.  Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 16, 2005.  We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

(Unaudited)

(In thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Revenues	$64,701	$65,951	$51,283	$237,856	$193,574
Cost of Services	47,717	48,010	38,471	174,627	143,663
Gross Profit	16,984	17,941	12,812	63,229	49,911
Selling, General and Administrative Expenses	16,240	16,365	16,608	64,135	66,695
Impairment of identifiable intangible assets	—	—	—	—	3,907
Impairment of goodwill	—	—	—	—	26,421
Operating Income (Loss)	744	1,576	(3,796)	(906)	(47,112)
Interest Income	227	113	108	681	395
Pre-tax Income (Loss)	971	1,689	(3,688)	(225)	(46,717)
Income Tax Provision (Benefit)	150	(119)	1,967	(129)	(4,324)

Net Income (Loss)	$821	$1,808	$(5,655)	$(96)	$(42,393)

Diluted Earnings (Loss) Per Share	$0.03	$0.07	$(0.22)	$0.00	$(1.68)
Weighted Average Common and Common Equivalent Shares Outstanding—Diluted	27,025	26,085	25,276	25,464	25,231

(Unaudited)

(In thousands)

SUPPLEMENTAL FINANCIAL INFORMATION

	Quarter Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues:
Lab Support	$26,348	$26,615	$22,013	$98,730	$83,905

Nurse Travel	27,132	28,251	21,156	99,091	80,614
Medical Financial and Allied	11,221	11,085	8,114	40,035	29,055
Total Healthcare	38,353	39,336	29,270	139,126	109,669
Consolidated Revenues	$64,701	$65,951	$51,283	$237,856	$193,574

Gross Profit:
Lab Support	$8,572	$8,587	$6,572	$31,736	$25,426

Nurse Travel	5,333	5,820	3,982	19,877	16,131
Medical Financial and Allied	3,079	3,534	2,258	11,616	8,354
Total Healthcare	8,412	9,354	6,240	31,493	24,485
Consolidated Gross Profit	$16,984	$17,941	$12,812	$63,229	$49,911

(Unaudited)

(In thousands)

SELECTED CASH FLOW INFORMATION

	Quarter Ended			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Cash (used for) provided by Operations	$(17)	$(1,149)	$(2,256)	$3,352	$(6,082)
Capital Expenditures	819	951	1,652	3,912	6,765

(Unaudited)

(In thousands)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of
	December 31, 2005	September 30, 2005	December 31, 2004
Cash, Cash Equivalents, Restricted Cash and Marketable Securities	$25,365	$25,303	$22,787
Accounts Receivable, net	35,325	35,016	27,051
Working Capital	47,629	44,769	40,957
Total Assets	93,705	93,981	92,382
Current Liabilities	16,998	19,142	17,689
Long-term Liabilities	70	110	222
Stockholders Equity	76,637	74,729	74,471

(Unaudited)

(In thousands, except per share amounts)

RECONCILIATION OF GAAP NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE TO NON-GAAP EBITDA AND EBITDA PER SHARE

	Quarter Ended
	December 31, 2005		September 30, 2005		December 31, 2004
Net Income (Loss)	$821	$0.03	$1,808	$0.07	$(5,655)	$(0.22)
Interest Income	(227)	(0.01)	(113)	(0.00)	(108)	(0.00)
Income Tax Provision (Benefit)	150	0.01	(119)	(0.01)	1,967	0.07
Depreciation	1,389	0.05	1,478	0.06	1,160	0.04
Amortization of Intangibles	281	0.01	281	0.01	456	0.02
EBITDA	$2,414	$0.09	$3,335	$0.13	$(2,180)	$(0.09)

Weighted Average Common and Common Equivalent Shares Outstanding	27,025		26,085		25,276